SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Cone Mills Corporation
(Name of Registrant as Specified In Its Charter)
Cone Mills Shareholders' Committee
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONE MILLS SHAREHOLDERS' COMMITTEE
701 XENIA AVENUE SOUTH
GOLDEN VALLEY, MN 55416

September 19, 2003

Dear Fellow Shareholder:

        On September 16, 2003 Cone Mills announced its intention to sell all of its assets to W. L. Ross & Co. in a bankruptcy proceeding, under which, according to Cone Mills, "there is not expected to be any recovery for the company's shareholders." In light of this threat by Cone Mills to leave shareholders with nothing for their investment, we believe it is now more important than ever that you act today to elect directors who are committed to protecting your interests. Please sign, date and return the enclosed GREEN proxy card today.

        Please note that on the reverse side of this letter is a copy of a press release issued by the Shareholders' Committee yesterday indicating that ISS, the nation's leading voting advisory service, is also recommending that Cone Mills shareholders support the Committee's nominees on the GREEN card.

YOUR VOTE IS IMPORTANT!

        The meeting is less than a week away and the future of your investment is at stake. We urge you to vote today and follow the enclosed instructions for returning your vote by overnight mail.

Thank you for your support,

Marc H. Kozberg
On behalf of the Cone Mills Shareholders' Committee,

  PLEASE SIGN, DATE AND RETURN THE GREEN PROXY CARD TODAY!

  If you have any questions, or need assistance in voting
  your shares, please call our proxy solicitor:
   INNISFREE M&A INCORPORATED
  TOLL-FREE, at 1-877-456-3507.

DO NOT FOR ANY REASON RETURN THE WHITE CARD SENT TO YOU BY CONE MILLS MANAGEMENT.
Doing so may revoke your vote for us. Remember—only your latest dated proxy will count. If you have returned a white proxy card in error you have every legal right to change your vote by signing, dating and returning a new GREEN proxy card today.